PRESS RELEASE

FOR IMMEDIATE RELEASE:	CONTACT:

CompX International Inc.	Janet G. Keckeisen
5430 LBJ Freeway, Suite 1700	Investor Relations
Dallas, Texas 75240	Tel. 972-233-1700

COMPX REPORTS SECOND QUARTER 2019 RESULTS

DALLAS, TEXAS …August 6, 2019 … CompX International Inc. (NYSE American: CIX) announced today sales of $33.7 million for the second quarter of 2019 compared to $32.4 million in the same period of 2018.  Operating income was $5.6 million in the second quarter of 2019 compared to $6.0 million in the same period in 2018.  Net income for the second quarter of 2019 was $4.9 million, or $0.39 per diluted share, compared to $5.0 million, or $0.40 per diluted share, in the second quarter of 2018.

For the six months ended June 30, 2019, sales were $64.9 million compared to $60.8 million in the previous year.  Operating income was $9.9 million for the first six months of 2019 compared to $10.3 million for 2018.  Net income for the six months ended June 30, 2019 was $8.9 million or $0.71 per diluted share, compared to $8.7 million, or $0.70 per diluted share, in 2018.

Second quarter and year-to-date 2019 net sales increased over the comparable 2018 periods primarily due to higher Marine Component sales, primarily surf pipes and wake enhancement systems to an original equipment boat manufacturer. Operating income decreased for both comparative periods as the favorable effect of higher sales volumes at Marine Components was offset by regional wage increases at Security Products as well as a less favorable customer and product mix at Marine Components.

CompX is a leading manufacturer of security products and recreational marine components.  It operates from three locations in the U.S. and employs approximately 560 people.

Forward-Looking Statements

The statements in this press release relating to matters that are not historical facts are forward-looking statements that represent management’s belief and assumptions based on currently available information.  Although CompX believes the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will be correct.  Such statements, by their nature, involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those predicted.  While it is not possible to identify all factors, CompX continues to face many risks and uncertainties.  The factors that could cause our actual future results to differ materially include, but are not limited to, the following:

•	Future demand for our products,
•
Changes in our raw material and other operating costs (such as zinc, brass, aluminum, steel and energy costs) and our ability to pass those costs on to our customers or offset them with reductions in other operating costs,

•	Price and product competition from low-cost manufacturing sources (such as China),
•	The impact of pricing and production decisions,
•	Customer and competitor strategies including substitute products,
•	Uncertainties associated with the development of new product features,
•	Future litigation,
•	Potential difficulties in integrating future acquisitions,
•	Decisions to sell operating assets other than in the ordinary course of business,
•	Environmental matters (such as those requiring emission and discharge standards for existing and new facilities),
•	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters, including tax reform,
•	The impact of current or future government regulations (including employee healthcare benefit related regulations),
•	General global economic and political conditions that introduce instability into the U.S. economy (such as changes in the level of gross domestic product in various regions of the world),
•
Operating interruptions (including, but not limited to labor disputes, hazardous chemical leaks, natural disasters, fires, explosions, unscheduled or unplanned downtime, transportation interruptions and cyber attacks); and

•	Possible disruption of our business or increases in the cost of doing business resulting from terrorist activities or global conflicts.

Should one or more of these risks materialize (or the consequences of such development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those currently forecasted or expected.  CompX disclaims any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

* * * * *

COMPX INTERNATIONAL INC.
SUMMARY OF CONSOLIDATED OPERATIONS
(In millions, except per share amounts)
(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2018	2019	2018	2019

Net sales	$32.4	$33.7	$60.8	$64.9
Cost of goods sold	21.2	22.8	40.1	44.3
Gross profit	11.2	10.9	20.7	20.6
Selling, general and administrative expense	5.2	5.3	10.4	10.7
Operating income	6.0	5.6	10.3	9.9
Interest income	0.6	0.8	1.2	1.7
Income before taxes	6.6	6.4	11.5	11.6
Provision for income taxes	1.6	1.5	2.8	2.7
Net income	$5.0	$4.9	$8.7	$8.9

Basic and diluted net income
per common share	$0.40	$0.39	$0.70	$0.71

Weighted average diluted common
shares outstanding	12.4	12.4	12.4	12.4

COMPX INTERNATIONAL INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	December 31,	June 30,
	2018	2019
Assets		(unaudited)

Current assets:
Cash and equivalents	$45.4	$41.9
Accounts receivable, net	12.1	14.9
Inventories, net	17.1	17.8
Prepaid expenses and other	1.7	1.0
Total current assets	76.3	75.6

Note receivable from affiliate	34.0	40.0
Goodwill	23.7	23.7
Net property and equipment	31.8	31.5
Other noncurrent	0.6	0.6

Total assets	$166.4	$171.4

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable and accrued liabilities	$12.5	$10.5
Income taxes	1.2	0.7
Total current liabilities	13.7	11.2

Deferred income taxes	3.2	3.4
Stockholders’ equity	149.5	156.8

Total liabilities and stockholders’ equity	$166.4	$171.4